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                                                                    EXHIBIT 99.2


[MOVIE GALLERY LOGO]                         Contact: Financial: Thomas Johnson
                                                            Movie Gallery, Inc.
                                                               (334) 702 - 2400

                                                       Media:  Andrew B. Siegel
                                         Joele Frank, Wilkinson Brimmer Katcher
                                                        (212) 355-4449 ext. 127

                     MOVIE GALLERY COMPLETES ACQUISITION OF
                       HOLLYWOOD ENTERTAINMENT CORPORATION
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                  ACQUISITION ESTABLISHES MOVIE GALLERY AS THE
               SECOND LARGEST HOME VIDEO RETAILER IN NORTH AMERICA
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Dothan, Ala. (April 27, 2005) - Movie Gallery, Inc. (Nasdaq: MOVI) today announced that it has successfully completed its acquisition of Hollywood Entertainment Corporation. The transaction is valued at $1.25 billion, including $862.1 million for Hollywood's outstanding common stock and the assumption of $384.7 million of Hollywood's existing indebtedness. The merger with Hollywood creates a leading North American home video retailer that can successfully compete in the urban, suburban and rural markets.

Joe Malugen, Chairman, President and CEO of Movie Gallery, said, "We are pleased that Hollywood shareholders voted to approve the merger and that we were able to quickly close the transaction so that we can begin to realize the benefits inherent in this combination. The acquisition increases our geographic presence and will greatly improve our distribution capabilities, making us a stronger competitor, well-positioned for continued profitable growth."

Hollywood is now a subsidiary of Movie Gallery but will continue to operate under the Hollywood brand name. Hollywood will remain headquartered in Wilsonville, Oregon.

Merrill Lynch & Co. and Wachovia Securities, Inc. acted as M&A and financial advisors, while Alston & Bird LLP and Troy & Gould PC acted as legal counsel to Movie Gallery. In addition, Alston & Bird LLP and Axinn, Veltrop & Harkrider LLP acted as anti-trust legal counsel to Movie Gallery. Ernst & Young LLP serves as Movie Gallery's independent auditors. Dixon Hughes PLLC and Warren, Averett, Kimbrough & Marino, LLC provided various accounting and tax consulting services in connection with the acquisition.


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INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
This news release contains "forward-looking statements" that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for companies in the home video retail industry and the Company's ability to successfully integrate the Hollywood Entertainment business into its existing business units and to achieve production and operational efficiencies and synergies in doing so.

ABOUT MOVIE GALLERY
The combined company is the second largest North American video rental company with annual revenue in excess of $2.5 billion and approximately 4,500 stores located in all 50 U.S. states, Mexico and Canada. Since the company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.


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